                                                                      Exhibit 99

                              BGF INDUSTRIES, INC.

Greensboro, North Carolina, July 12, 2002/Businesswire/ -- BGF Industries, Inc. (BGF) has received notice from its senior lenders that it is currently in default under its senior credit facility due to a breach of certain financial covenants. Further, as permitted under the terms of the senior credit facility, the senior lenders have issued a payment blockage notice prohibiting BGF from making the required interest payment on its 10 1/4% Series B Senior Subordinated Notes due 2009 on July 15, 2002. As a result, BGF is not currently able to make this required interest payment. Under the terms of the indenture governing the notes, failure to make required interest payments constitutes an event of default if not cured within 30 days.

While BGF currently does not have sufficient cash available to make the interest payment on the notes required on July 15, 2002, it does currently have sufficient cash available to fund its operations.

BGF has engaged Realization Services, Inc. as its financial advisor to explore strategic alternatives including, but not limited to, the capital restructuring of the company.

Certain matters discussed in this press release, such as statements about our future operations and liquidity, are forward-looking statements within the meaning of the federal securities laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be achieved. Factors that could cause actual results to differ materially from our current expectations include conditions in the electronics industry and the economy generally, the level of our indebtedness, our ability to obtain alternative financing on acceptable terms and the other risks detailed in the Company's SEC quarterly and annual reports and in our Registration Statement on Form S-4 (SEC File No. 333-72321).

BGF, headquartered in Greensboro, NC, manufactures specialty woven and non-woven fabrics made from glass, carbon and aramid yarns for use in a variety of electronic, filtration, composite, insulation, construction, and commercial products.